Exhibit 99.1

Gran Tierra Energy Inc. Provides Operations and Financial Update

•	Achieved Total Average Production of 30,607 BOPD During Second Quarter 2022, The Highest Since 2019

•	Second Quarter 2022 Total Average Production Up 4% from First Quarter 2022 and 25% from Second Quarter 2021

•	Ecuador and Colombia 2022 Exploration Programs Remain On-Track

•	As of June 30, 2022, Cash on Balance Sheet of $109 Million and Credit Facility Fully Repaid

CALGARY, ALBERTA, July 11, 2022, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced an operations and financial update. All dollar amounts are in United States dollars, and production amounts are on an average working interest before royalties (“WI”) basis unless otherwise indicated. Per barrel (“bbl”) and bbl per day (“BOPD”) amounts are based on WI sales before royalties.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Gran Tierra remains on track and on budget with our development and exploration drilling programs for 2022. The positive results from our Acordionero and Costayaco infill development well programs have been key to our ability to steadily increase oil production during 2022.

At the same time, we have achieved a major milestone for the Company by completely paying off our credit. We have significantly strengthened our balance sheet by steadily reducing our credit facility balance from $207 million as of June 30, 2020, to $0 as of June 2, 2022. Gran Tierra has a strong balance sheet with cash of $109 million as of June 30, 2022. We have also terminated our current credit facility and plan to replace it with a smaller facility which aligns with our current business objectives. The material strengthening of Gran Tierra’s balance sheet over the past two years is a testament to the Company’s commitment to capital discipline, high quality oil and low-cost oil assets and higher commodity prices.

After a two-year pause during the low and volatile oil price environment of 2020 and 2021, we are excited to once again be drilling high-impact exploration wells. In Ecuador, we remain on-track to spud our first planned exploration well in that country on the Chanangue Block during third quarter 2022. In Colombia, we are progressing our exploration activities and we look forward to the planned drilling during second half 2022 of the Rose exploration well in the Putumayo Basin and the Gaitas exploration well in the Middle Magdalena Valley Basin.

We believe Gran Tierra is well positioned to optimize value from each of our assets through continued development and enhanced oil recovery activities in 2022. Our waterflood programs across all our assets continue to perform well, as demonstrated by our second quarter 2022 total average production of 30,607 BOPD, up 25% from second quarter 2021.”

Operations Update:

•	Production:

◦	Gran Tierra's total average production during second quarter 2022 was 30,607 BOPD, which was in-line with management expectations, and up 4% from first quarter 2022 and up 33% from second quarter 2021. This was the Company’s highest quarterly total average production since fourth quarter 2019.

◦	Gran Tierra was able to consistently increase production during second quarter 2022 despite the temporary impact of brief intermittent farmers’ blockades in the southern Putumayo Basin. The Company believes that these blockades, since resolved, reduced the Company’s second quarter 2022 total average production by approximately 1,100 BOPD or 3.5%.

•	Acordionero:

◦	During first half 2022, Gran Tierra successfully drilled 16 wells (10 oil producers and 6 water injectors) in the Acordionero field.

◦	The successful results of the 10 new oil wells contributed to the Company’s ability to steadily increase oil production during first half 2022.

◦	The Company continues to make progress with its planned polymer flood pilot project in this field, with polymer injection planned to begin in the newly drilled AC-95i injection well during third quarter 2022.

•	Costayaco and Moqueta:

◦	All 5 of the 2022 planned Costayaco infill development oil wells have been drilled and are on production.

◦	The Moqueta work program of 3 infill development wells is expected to begin in fourth quarter 2022 and is planned to continue into 2023.

•	Exploration:

Ecuador

◦	Gran Tierra is in the final stages of wellsite construction for the planned Bocachico-1 exploration well in the Chanangue Block and expects to start drilling this well during third quarter 2022.

◦	The Company has also started construction of the Charapa-B drilling pad in the Charapa Block.

◦	Environmental licenses are in place for Gran Tierra's multi-well exploration program in both the Chanangue and Charapa Blocks.

◦	Significant progress has also been made with Gran Tierra's environmental licensing for exploration drilling in the Iguana Block with approval expected during second half 2022.

Colombia

◦	Gran Tierra plans to spud the Gaitas exploration well in the Middle Magdalena Valley Basin, which is designed to target the Lisama Formation, which is the producing formation at the Acordionero oil field. The Gaitas location is approximately 7 kilometers south-southwest of Acordionero’s Southwest Pad and is expected spud in late July 2022.

◦	In the Putumayo Basin, Gran Tierra continues progressing its exploration activities. The wellsite construction has started for the planned Rose-1 exploration well in the ALEA-1848A Block, which has a planned spud date in third quarter 2022.

◦	Gran Tierra spud the Churuco exploration well in the Chaza Block on June 2, 2022, which targeted a potential, separate reservoir located between the Company's Costayaco and Moqueta oil fields. While Churuco found the target reservoir, well log evaluation indicated that the reservoir was water-bearing. The Company plans to plug and abandon the well in accordance with government regulations.

Financial Update:

•	As previously announced, Gran Tierra had completely paid off its bank-syndicated credit facility as of June 2, 2022.

•	As part of a focus on significant debt reduction, the Company steadily reduced its credit facility balance from $207 million as of June 30, 2020, to $0 as of June 2, 2022.

•	Over the same time period, the Company built its cash position from $17 million as of June 30, 2020, to $109 million as of June 30, 2022.

•	Gran Tierra has terminated its current credit facility and plans to replace it with a new, smaller credit facility once all securities pledges against the current facility are released.

•	At present, the Company has no oil price hedges in place for second half 2022. Therefore, all of Gran Tierra’s oil production is receiving the full benefit of the Brent oil price which is currently above $100 per bbl.

Corporate Presentation:

Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website (including the Corporate Presentation referenced above) does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s U.S. Securities and Exchange Commission ("SEC") filings are available on the SEC website at www.sec.gov. The Company's Canadian securities regulatory filings are available on SEDAR at www.sedar.com and UK regulatory filings are available on the National Storage Mechanism ("the NSM") website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism. Gran Tierra's filings on the SEC, SEDAR and the NSM websites are not incorporated by reference into this press release.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). The use of the words “expect,” “plan,” “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “progress” and “believes”, derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company's expected future production, drilling program, well results, exploration results, new credit facility, and benefits of the balance sheet and commodity prices. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: Gran Tierra's operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events (including the ongoing COVID-19 pandemic); global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, the Russian invasion of Ukraine, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra's ability to obtain a new credit agreement and comply with financial covenants in its credit agreement and indentures and make borrowings under any credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC. These filings are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com.

The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management's experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra's control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In particular, the unprecedented nature of the current economic downturn, pandemic and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra's business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Presentation of Oil and Gas Information

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.